PR NEWS RELEASE


Gateway Energy Corporation
500 Dallas Street, Suite 2615
Houston, TX  77002


FOR IMMEDIATE RELEASE:

GATEWAY ENERGY CORPORATION ANNOUNCES FILING OF RATE CASE FOR FORT COBB FUEL AUTHORITY

HOUSTON, TEXAS, May 30, 2006. Gateway Energy Corporation (OTC Pink Sheets:
GNRG.PK) (the "Company") today announced that it has filed an application with the Oklahoma Corporation Commission ("OCC") requesting an increase of residential and commercial rates for its Fort Cobb Fuel Authority business. The Company is requesting a 12.5% return on the rate base, which, if received in full, the Company estimates could result in a $550,000 increase in revenue on an annual basis. The regulatory process is expected to take up to six months, with OCC approval required prior to the Company implementing any rate increase.

          Robert. Panico, Chief Executive Officer of the Company, observed "The Company has not experienced an increase in delivery rates for Fort Cobb Fuel Authority since 2000. Since that time, a number of trends have adversely impacted Fort Cobb, making the business unprofitable and threatening Fort Cobb's ability to provide a high level of customer service. Our goal is to provide safe, reliable, cost-effective service to our customers."

          Gateway Energy Corporation owns and operates natural gas gathering, transportation and distribution systems and related facilities in Texas and Oklahoma and offshore Texas and in federal waters of the Gulf of Mexico. The Company also holds a license for a state of the art, patented process for the rejection of nitrogen from natural gas streams.

          Certain of the statements included in this press release, which express a belief, expectation or intention, as well as those regarding future financial performance or results, or which are not historical facts, are "forward-looking" statements as that term is defined in the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. The words "expect", "plan", "believe", "anticipate", "project", "estimate", and similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance or events and such statements involve a number of risks, uncertainties and assumptions, including but not limited to industry conditions, prices of crude oil and natural gas, regulatory changes, general economic conditions, interest rates, competition, and other factors. Should one or more of these risks or uncertainties materialize or should the underlying assumptions prove incorrect, actual results and outcomes may differ materially from those indicated in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.



Contact: Carolyn Miller - (713) 336-0844.
Website: www.gatewayenergy.com